Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

VU1 CORPORATION

The undersigned certify that:

1.	They are the duly elected Chief Executive Officer and the duly elected Chief Financial Officer and Secretary of Vu1 Corporation, a California corporation (the "Company").

2.	Article III of the Amended and Restated Articles of Incorporation, as amended, of the Company is amended in its entirety to read as follows:

“This Corporation is authorized to issue two classes of stock designated as Common Stock and Preferred Stock. The total number of shares of Common Stock which this Corporation is authorized to issue is 90,000,000 and the total number of shares of Preferred Stock which this Corporation is authorized to issue is 10,000,000. The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to fix or alter the rights, preferences and privileges of any wholly unissued class or series of shares of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them.

At the effective time on the effective date of this Amendment of the Amended and Restated Articles of Incorporation, as amended, every twenty (20) outstanding shares of this Corporation’s Common Stock will be exchanged and combined, automatically, without further action, into one (1) share of Common Stock.”

3.	The foregoing Amendment of the Amended and Restated Articles of Incorporation, as amended, has been duly approved by the board of directors

4.
The foregoing Amendment of the Amended and Restated Articles of Incorporation, as amended, has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 110,647,602. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

5.
The Effective Time and Effective Date of this Amendment of the Amended and Restated Articles of Incorporation, as amended, shall be the time and date that it is filed with the Secretary of State of the State of California.

[Remainder of page intentionally left blank.]

IN WITNESS HEREOF, the undersigned has set their hands hereto as of the 10th day of November, 2011.

/s/ Scott C. Blackstone Scott C. Blackstone, Ph.D. Chief Executive Officer

/s/ Matthew DeVries Matthew DeVries Chief Financial Officer and Secretary

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

/s/ Scott C. Blackstone Scott C. Blackstone, Ph.D.

/s/ Matthew DeVries Matthew DeVries